EXHIBIT 99.1

Donegal Group Inc. Announces Quarterly Dividend

MARIETTA, Pa., July 22, 2016 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) (NASDAQ:DGICB) reported that its board of directors declared a regular quarterly cash dividend of $.1375 per share of the Company’s Class A common stock and $.12 per share of the Company’s Class B common stock.  The dividends are payable on August 15, 2016 to stockholders of record as of the close of business on August 1, 2016.

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in 21 Mid-Atlantic, Midwestern, New England and Southern states. The insurance subsidiaries of Donegal Group Inc. and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group.  The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Company’s Class A common stock and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized “main street” property and casualty insurers, Donegal Group has grown profitably over the last three decades. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the property and casualty insurance industry in terms of service, profitability and book value growth.

For Further Information:
Jeffrey D. Miller
Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail:  investors@donegalgroup.com